August 8, 2003

Securities and Exchange Commission
450 Fifth Street SW
Washington, DC 20549

Dear Sirs:

RE: ARDENT MINES LIMITED
COMMISSION FILE NUMBER 333-50994

We are in agreement with the statements made by the above registrant in its Form SB-2/A-6 in the section on experts.

Our independent auditor's report on the financial statements of Ardent Mines Limited for the periods ended June 30, 2002 and June 30, 2001 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles, or uncertainties other than the ability to continue as a going concern. Our report, however, did contain an explanatory paragraph wherein we expressed substantial doubt about Ardent Mines' ability to continue as a going concern.

There were no disagreements with Ardent Mines Limited on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Sincerely,

/s/ Morgan and Company
Chartered Accountants
Vancouver, British Columbia